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                                                                    EXHIBIT 12.2


                               COMCAST CORPORATION
        STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO COMBINED
                      FIXED CHARGES AND PREFERRED DIVIDENDS
                              (DOLLARS IN MILLIONS)

                                                                                       Years Ended December 31,
                                                                  -----------------------------------------------------------------
                                                                    2002           2001          2000          1999           1998
                                                                  -------        -------       -------       -------        -------
Earnings (loss) before fixed charges (1):

  Earnings (loss) from continuing operations
     before and cumulative effect of
     accounting change                                            ($  276)       $   224       $ 2,021       $   730        $ 1,003


  Minority Interest                                                   212            160           115            (5)           (44)

  Income tax (benefit) expense                                        134            470         1,429           696            592

  Equity in net loss of affiliates                                    103             29            22            (1)           516
  Combined fixed charges and
     preferred dividends                                              884            734           752           647            502
                                                                  -------        -------       -------       -------        -------

                                                                  $ 1,057        $ 1,617       $ 4,339       $ 2,067        $ 2,569
                                                                  =======        =======       =======       =======        =======

Combined fixed charges and preferred dividends:

  Interest expense                                                $   884        $   734       $   728       $   617        $   473
  Preferred dividends                                                  --             --            24            30             29
                                                                  -------        -------       -------       -------        -------

                                                                  $   884        $   734       $   752       $   647        $   502
                                                                  =======        =======       =======       =======        =======


Ratio of earnings to fixed charges (1)                               1.20           2.20          5.77          3.20           5.12



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(1) For purposes of calculating the ratio of earnings to combined fixed charges and preferred dividends, earnings consist of income (loss) from continuing operations before income taxes, cumulative effect of accounting change, minority interest, equity in net (income) losses of affiliates and combined fixed charges and preferred dividends. Combined fixed charges consist of interest expense and preferred dividends.